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                           March 1, 2023

       Alberto J. Paracchini
       President
       Byline Bancorp, Inc.
       180 North LaSalle Street, Suite 300
       Chicago, Illinois 60601

                                                        Re: Byline Bancorp,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed February 22,
2023
                                                            File No. 333-269919

       Dear Alberto J. Paracchini:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance